Exhibit 99.2

FERRELLGAS, L.P. AND FERRELLGAS FINANCE CORP. ANNOUNCE CLOSING OF OFFERING OF $150 MILLION 6.750% SENIOR NOTES DUE 2022

OVERLAND PARK, Kan., June 13, 2014 (GLOBENEWSWIRE)  —  Ferrellgas, L.P., the operating partnership of Ferrellgas Partners, L.P. (NYSE: FGP), and Ferrellgas Finance Corp., a wholly-owned subsidiary of Ferrellgas, L.P., today announced the closing of their private placement offering of $150 million in aggregate principal amount of 6.750% Senior Notes due 2022 at 104.00%, plus accrued interest from November 4, 2013. This offering constitutes a further issuance of Ferrellgas, L.P.’s and Ferrellgas Finance Corp.’s 6.75% Senior Notes due 2022 first issued on November 4, 2013, in the aggregate principal amount of $325 million. The notes in this offering form a single class and series with the previously issued notes for all purposes under the indenture that governs the 6.75% Senior Notes due 2022 (including, without limitation, waivers, amendments, redemptions and offers to purchase). Ferrellgas, L.P. and Ferrellgas Finance Corp. received net proceeds from this offering of approximately $153.1 million, after deducting fees and expenses of the offering. Ferrellgas, L.P. and Ferrellgas Finance Corp. will use the net proceeds from the offering for general corporate purposes, including to repay indebtedness under their secured credit facility, and to pay related transaction fees and expenses.

The offering was not registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and the notes may not be offered or sold in the United States absent such registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes were offered only to qualified institutional buyers under Rule 144A and outside the United States only to non-U.S. persons under Regulation S. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the issuers expect, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the issuers, including market conditions, operational developments with respect to the issuers and other factors detailed in the issuers’ filings with the Securities and Exchange Commission.

Contact:

Alan Heitmann, Investor Relations, 816-792-6879